EXHIBIT 99

                IMPORTANT FACTORS AND ASSUMPTIONS
              REGARDING FORWARD-LOOKING STATEMENTS

These cautionary statements are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. Investors are cautioned that any forward-looking statements made by Modine are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including: customers' integration of products currently being supplied by Modine; the success of Modine or its competitors in obtaining the business of the customer base; the ability to pass on increased costs to customers; variations in currency-exchange rates in view of a large portion of Modine's business being non-domestic; the impact of year 2000 compliance by Modine or those entities with which Modine does business; labor relations at Modine, its customers, and its suppliers, which may affect the continuous supply of product; and the ability to improve acquisitions' operations.

In making statements about Modine's fiscal-2000 operating results, management has assumed relatively stable economic conditions in the United States and worldwide, no unanticipated swings in the business cycles affecting customer industries, and a reasonable legislative and regulatory climate in those countries where Modine does business.

Readers are cautioned not to place undue reliance on Modine's forward-looking statements, which speak only as of the date such statements are made.